Exhibit 99.1

STAAR Surgical Adds Arthur Butcher and Wei Jiang to Board of Directors

LAKE FOREST, CA, March 12, 2024 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of the EVO family of Implantable Collamer® Lenses (ICL) for myopia, astigmatism and presbyopia, today announced the appointment of Arthur Butcher, Executive Vice President and Group President, MedSurg and Asia Pacific for Boston Scientific, and Wei Jiang, retired Executive Vice President and President of Bayer Pharmaceuticals Region China & APAC, to its Board of Directors, effective March 12, 2024.

“Art Butcher and Wei Jiang are seasoned executives with broad leadership experience built over decades at two of the most highly regarded global companies in the healthcare industry,” said Aimee Weisner, Chair of the Nominating and Governance Committee of STAAR Surgical’s Board of Directors. "Art and Wei also have particular expertise in APAC, the largest market in the world for refractive vision correction. We welcome them to the Board and look forward to leveraging their insights during this period of accelerating growth and innovation at STAAR.”

Arthur Butcher brings extensive medical device marketing, strategy and product development experience, including significant business experience in Asia. Mr. Butcher currently serves as Executive Vice President and Group President, MedSurg and Asia Pacific for Boston Scientific, a position he has held since May 2022. Prior to his current role, Mr. Butcher was responsible for commercialization of the company’s full portfolio of products across all divisions in the Asia Pacific region. Mr. Butcher joined Boston Scientific in 1997. He currently serves as a member of the Board of Directors of Acotec Scientific Holdings Limited, listed publicly on the Hong Kong Stock Exchange. Mr. Butcher received a B.A. in International Relations from the University of Pennsylvania and an MBA from Columbia University.

Wei Jiang brings more than 25 years’ experience in the pharmaceutical and medical device industries, with particular focus in China and the Asia/Pacific region. Mr. Jiang most recently served as Executive Vice President, Bayer Pharmaceuticals Region China & APAC, and President, Bayer Group Greater China Region, until his retirement in 2021. Prior to joining Bayer in 2012, he held various senior positions at AstraZeneca, culminating in his role as Senior Vice President, China operations. Prior to that, Mr. Jiang served as Managing Director, China operations at Guidant Corporation and in various roles at Eli Lilly & Company including Marketing Director, China Operations. He currently serves as a member of the Board of Directors of Waters Corporation, listed publicly on the New York Stock Exchange. Mr. Jiang received a B.BA. in business administration from Campbell University in North Carolina and an M.A. in economics from Indiana State University.

STAAR also announced today that director K. Peony Yu., M.D., has indicated that she does not intend to stand for re-election to the Board upon the expiration of her current term in June 2024. Tom Frinzi, STAAR’s Chair of the Board, stated, “Peony leveraged her vast clinical and patient knowledge as a Board member, and STAAR appreciates her many contributions to our Board during her tenure. Peony has been an important part of governance and decision-making during her more than three years on the Board, and she helped us build a strong foundation for future growth. We wish her the best in her future endeavors.”

With the appointment of Messrs. Butcher and Jiang to the Board, the STAAR Surgical Board is now comprised of eight directors, seven of whom are independent non-employee directors. Other current members of the Board include Stephen Farrell, Tom Frinzi, Aimee Weisner, Elizabeth Yeu, M.D., K. Peony Yu, M.D., and Lilian Zhou, CFA.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 40 years, designs, develops, manufactures and markets implantable lenses for the eye. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO ICL™ product line. More than 2,500,000 ICLs have been sold to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: EVOICL.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

CONTACT:	Investors & Media Brian Moore Vice President, Investor Relations and Corporate Development (626) 303-7902, Ext. 3023 bmoore@staar.com